Exhibit 10.28

REVOLVING CREDIT NOTE

$20,000,000.00	NOVEMBER 3, 2016

On the Drawdown Termination Date (as that term is defined in the Loan Agreement) or such other date pursuant to the terms of the Loan Agreement (as hereinafter defined), the undersigned, VINTAGE STOCK, INC., a Missouri corporation (“Borrower”), with its principal office at 202 E. 32nd Street, Joplin, MO 64804, HEREBY UNCONDITIONALLY PROMISES TO PAY (without set-off) to the order of TEXAS CAPITAL BANK, NATIONAL ASSOCIATION (together with its successors and assigns, “Lender”), at its offices at 2000 McKinney Avenue, Suite 700, Dallas (Dallas County), TX 75201 (or at such other place as may be designated by Lender), in lawful money of the United States of America, up to the sum of TWENTY MILLION AND NO/100 DOLLARS ($20,000,000.00), or so much thereof as may be advanced from time to time pursuant to the terms of that certain LOAN AGREEMENT dated as of the date hereof, between Borrower and Lender (as amended, restated or otherwise modified from time to time, the “Loan Agreement’’; capitalized terms used but not defined herein shall have the same meanings as in the Loan Agreement), together with interest on the unpaid principal balance hereof from time to time outstanding at a floating rate per annum which is equal to the LIBOR Rate plus TWO AND THREE-QUARTERS PERCENT (2.75%), but in no event to exceed the maximum nonusurious interest rate allowable under applicable United States federal law and under the laws of the State of Texas as presently in effect and, to the extent allowed by such laws, as such laws may be amended from time to time to increase such rate (hereinafter called the “Maximum Nonusurious Interest Rate”). Upon the occurrence of an Event of Default, and continuing until the Event of Default is cured or Lender waives in writing such Event of Default, as the case may be, the interest shall accrue herein a varying rate per annum specified in Section 2.02(b) of the Loan Agreement. Unless otherwise specified below, interest shall be computed on a per annum basis of a year of 360 days and for the actual number of days (including the first but excluding the last day) elapsed, unless such calculation would result in a usurious rate, in which case interest shall be calculated on a per annum basis of a year of 365 days or 366 days, as the case may be.

Notwithstanding the foregoing, if at any time the rate of interest accruing on this REVOLVING CREDIT NOTE (as amended, restated or otherwise modified from time to time, this “Note”) exceeds the Maximum Nonusurious Interest Rate, the rate of interest shall be limited to the Maximum Nonusurious Interest Rate.

Accrued interest is due and payable monthly in arrears commencing on the FIRST (1st) day of the first month after the date of this Note, and on the FIRST (lst) day of each and every succeeding month thereafter during the term hereof and at maturity; provided, that, upon any prepayment of principal, at the option of Lender, it may demand (at any time at or after prepayment) all accrued and unpaid interest with respect to the principal amount prepaid through the date of prepayment. Reference is hereby made to Section 2.02 and Section 2.06 of the Loan Agreement for additional provisions regarding calculation of interest accrued on this Note.

The unpaid principal balance of this Note at any time shall be the total amounts loaned or advanced hereunder by the holder hereof, less the amount of payments or prepayments of principal made hereon by or for the account of Borrower; provided, however, that at no time will the aggregate principal amount of Revolving Advances (as defined in the Loan Agreement) at any one time outstanding exceed the Borrowing Base (as defined in the Loan Agreement). All loans or advances and all payments or prepayments made hereunder on account of principal or interest may be evidenced by Lender, or any subsequent holder, maintaining in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower resulting from all loans or advances and all payments or prepayments hereunder from time to time and the amounts of principal and interest payable and paid from time to time hereunder, in which event, in any legal action or proceeding in respect of this Note, the entries made in such account or accounts shall be conclusive evidence of the existence and amounts of the obligations of Borrower therein recorded (absent manifest error). In the event that the unpaid principal amount hereof at any time, for any reason, exceeds the maximum amount hereinabove specified, Borrower agrees to pay the excess principal amount forthwith upon demand; such excess principal amount shall in all respects be deemed to be included among the loans or advances made pursuant to the other terms of this Note and shall bear interest at the rates hereinabove stated.

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Advances hereunder may be made by the holder hereof (a) pursuant to the terms of any written agreement executed in connection herewith between Borrower and Lender, including, without limitation, the Loan Agreement, or (b) at the oral or written request of any of the undersigned or of any officer or agent of Borrower who is designated by or acting under the authority of resolutions of the board of directors of Borrower, a duly certified or executed copy of which shall be furnished to the holder hereof and shall be effective until written notice of the revocation of such authority is received by the holder hereof. Borrower covenants and agrees to furnish to the holder hereof written confirmation of any such oral request within FIVE (5) days of the resulting loan or advance, but any such loan or advance shall be deemed to be made under and entitled to the benefits of this note irrespective of any failure by Borrower to furnish such written confirmation. Any loan or advance shall be conclusively presumed to have been made under the terms of this Note to or for the benefit of Borrower when made pursuant to the terms of any written agreement executed in connection herewith between Borrower and Lender, or in accordance with such requests and directions or when said advances are deposited to the credit of the account of Borrower with Lender regardless of the fact that persons other than those authorized hereunder may have authority to draw against such account, or may have requested an advance.

Upon the occurrence and continuance of an Event of Default, at the option of Lender, the principal and unpaid accrued interest on this Note and any and all other indebtedness of Borrower to Lender under the Loan Agreement may be declared due and payable forthwith without demand, notice of default or of intent to accelerate the maturity hereof, notice of acceleration, notice of nonpayment, presentment, protest or notice of dishonor, all of which are hereby expressly waived by Borrower and each other liable party (as defined below).

If this Note is not paid at maturity whether by acceleration or otherwise and is placed in the hands of an attorney for collection, or suit is filed hereon, or proceedings are had in probate, bankruptcy, receivership, reorganization, arrangement or other legal proceedings for collection, Borrower and each drawer, acceptor, endorser, guarantor, surety, accommodation party or other person now or hereafter primarily or secondarily liable upon or for payment of all or any part of this Note (each herein called an “other liable party”) jointly and severally agree to pay Lender the collection costs of Lender, including reasonable attorneys’ fees. Borrower and each other liable party are and shall be directly and primarily, jointly and severally, liable for the payment of all sums called for hereunder, and Borrower and each other liable party hereby expressly waive bringing of suit and diligence in taking any action to collect any sums owing hereon and in the handling of any security, and Borrower and each other liable party hereby consent to and agree to remain liable hereon regardless of any renewals, extensions for any period or restatements hereof, or partial prepayments hereon, or any release or substitution of security herefor, in whole or in part, with or without notice, from time to time, before or after maturity.

It is the intention of Borrower and Lender to conform strictly to applicable usury laws now in force. Accordingly, if the transactions contemplated hereby would be usurious under applicable law, then, in that event, notwithstanding anything to the contrary in this Note or in any other Security Instrument (as defined in the Loan Agreement) or agreement entered into in connection with or as security for this Note, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, charged or received under this Note or under any of the other aforesaid Security Instruments or agreements or otherwise in connection with this Note shall under no circumstances exceed the Maximum Nonusurious Interest Rate, and any excess shall be credited to this Note as Lender may determine in its sole discretion (or, if this Note shall have been paid in full, then refunded to Borrower); (b) determination of the rate of interest for determining whether the loans hereunder are usurious shall be made by amortizing, prorating, allocating and spreading, during the full stated term of such loans, all interest at any time contracted for, charged or received from Borrower in connection with such loans, and any excess shall be canceled, credited or refunded as set forth in clause (a) herein; and (c) in the event that the maturity of this Note is accelerated by reason of an election of the holder hereof resulting from any Event of Default under the Loan Agreement or default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Nonusurious Interest Rate, and excess interest, if any, provided for in this Note or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited to this Note as Lender may determine in its sole discretion (or, if this Note shall have been paid in full, then refunded to Borrower).

This Note shall be construed under and governed by the laws of the State of Texas and applicable federal law, but Texas Revised Civil Statutes Annotated, Finance Code, Chapter 346 (which regulates certain revolving loan accounts and revolving triparty accounts) shall not apply to the loan evidenced by this Note.

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Unless changed in accordance with law, the applicable rate ceiling under Texas Jaw shall be the indicated (weekly) rate ceiling from time to time in effect as provided in Texas Revised Civil Statutes Annotated, Finance Code, Chapter 303, as amended.

LIBOR Rate Loans:

The maintenance of the advances outstanding at the LIBOR Rate shall be subject to the following additional terms and conditions:

(a)                 If Lender notifies Borrower that reasonable means do not exist for Lender to determine the LIBOR Rate for the amount requested, then Lender may substitute another rate based on a comparable index chosen by Lender in its reasonable discretion and add the Applicable Margin to that, and Borrower will pay interest at a rate per year equal to the sum of such rate plus the Applicable Margin. The provisions of this Section shall apply to any such substituted total rate based on any such index, as fully as if such total rate were the LIBOR Rate.

(b)                If any treaty, statute, regulation, interpretation thereof, or any directive, guideline, or otherwise by a central bank or fiscal authority (whether or not having the force of Jaw) shall either prohibit or extend the time at which any principal subject to the LIBOR Rate, or corresponding deposits, may be purchased, maintained, or repaid, then Lender may substitute another comparable index chosen by Lender in its reasonable discretion and add the Applicable Margin to that, and Borrower will pay interest at a rate per year equal to the sum of such rate (index) plus the Applicable Margin. The provisions of this Section shall apply to any such substituted total rate based on any such index, as fully as if such total rate were the LIBOR Rate.

(c)                 All payments of principal and interest shall be made net of any taxes, costs, fees, losses and expenses incurred or charged by Lender resulting from having principal outstanding hereunder at the LIBOR Rate, including:

(1)                 Taxes (or the withholding of amounts for taxes) of any nature whatsoever including income, excise, and interest equalization taxes (other than income taxes imposed by the United States or any state thereof on the income of Lender), as well as all levies, imposts, duties, or fees whether now in existence or resulting from a change in, or promulgation of, any treaty, statute, regulation, or interpretation thereof, or any directive, guideline, or otherwise, by a central bank or fiscal authority (whether or not having the force of law), or a change in the basis of, or time of payment of, such taxes and other amounts resulting therefrom;

(2)                 Any reserve or special deposit requirements against assets or liabilities of, or deposits with or for the account of, Lender with respect to principal outstanding at the LIBOR Rate (including those imposed under Regulation D of the Federal Reserve Board) or resulting from a change in, or the promulgation of, such requirements by treaty, statute, regulation, or interpretation thereof, or any directive, guideline, or otherwise by a central bank or fiscal authority (whether or not having the force of law); and

(3)                 Any other costs resulting from compliance with treaties, statutes, regulations, or interpretations, or any directives, guidelines, or otherwise by a central bank or fiscal authority (whether or not having the force of law).

(d)                If Lender incurs or charges any such taxes, costs, fees, losses and expenses, Borrower, upon demand in writing specifying the amounts thereof, shall promptly pay them; save for manifest error Lender’s specification shall be presumptively deemed correct.

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WHEREFORE, intending to be legally bound hereby, Borrower has executed this Note.

BORROWER:

VINTAGE STOCK, INC.

By: /s/ Rodney Spriggs

Name: Rodney Spriggs

Title: CEO and President

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